Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ADC Therapeutics SA

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value CHF 0.08	(1)	Other	4,850,000	$2.61	$12,658,500.00	0.0001531	$1,938.01

Total Offering Amounts:							$12,658,500.00		1,938.01
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,938.01

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value CHF 0.08 each (“Common Shares”), of ADC Therapeutics SA (the “Registrant”) issuable pursuant to the ADC Therapeutics SA 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the 2019 Plan by reason of any share dividend, share split or other similar transaction.

The proposed maximum offering price per unit has been computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Ordinary Shares on the New York Stock Exchange on August 7, 2025, which date is within five business days prior to filing this Registration Statement.